EXHIBIT 99.1

CHARLES E. McMAHEN
1551 COMPANY FIELD ROAD
SCHULENBERG, TEXAS  78956

August 21, 2007

Jeff Sterba
Chairman, President & CEO
PNM Resources, Inc.
Alvarado Square ~ MS 2824
Albuquerque, New Mexico 87158

Dear Jeff:

As I discussed with you after dinner at our planning retreat, I have been evaluating my activities relative to my retirement goals of four years ago. To meet these goals requires me to reduce my involvement in certain boards and organizations. As you know, the time required of the PNM board is very demanding. Therefore, to move toward my retirement goals, I am resigning from the PNM Resources, Inc. Board of Directors effective immediately.

Please be assured that as Chairman of the Audit and Ethics Committee there are no concerns or issues relative to the financial statements or internal controls of PNM.

The Board is comprised of incredible individuals, and I am indeed privileged to have served with each of them. Please express my deepest appreciation to them.

/s/ Charles E. McMahen